Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to use in this Amendment No. 2 to Registration Statement No. 333-193248 on Form S-4 of TRI Pointe Homes, Inc. of our report dated April 26, 2013 (June 14, 2013 as to Note 19), related to the consolidated financial statements of Longview Timber LLC and subsidiaries as of and for the year ended December 31, 2012, which appeared in the Current Report on Form 8-K of Weyerhaeuser Company dated June 17, 2013, which is incorporated herein by reference, and to the reference to us under the heading “Experts” appearing in the prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Portland, Oregon

May 8, 2014